EXHIBIT 99.1

Global Geophysical Services Announces 3rd Quarter Earnings

HOUSTON, Oct. 26, 2010 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) today announced financial results for its third quarter ended September 30, 2010.

Third Quarter Highlights

  The company reported total revenues of $60.5 million compared to $89.7 million for the same period in 2009, a decrease of 32.6%.
  EBITDA (defined below) for the third quarter of 2010 was $43.8 million compared to $26.0 million in the same period of 2009.
  Backlog as of September 30, 2010 was approximately $225 million compared to $145 as of 9/30/2009. Backlog as of 6/30/2010 was approximately $179 million.
  Net loss for the third quarter of 2010 was ($18.6) million compared to a profit of $6.4 million in the same period of 2009.
  Loss per share for the third quarter of 2010 was ($0.52) based on 35.9 million shares outstanding compared with $0.78 income per common share for the same period 2009. A reconciliation of the share count is included towards the end of this release.
  Included in the loss for the third quarter is a $9.1 million tax expense to bring the full year estimated tax rate in line with the expected year end estimate.
  Also included in our results is $4.6 million of additional amortization charge against our data library attributable to the weather related delays we experienced in the first three quarters. The company also recognized a $2.5 million loss on the sale of an asset.

Richard Degner, President and CEO, commented:

"Our third quarter 2010 earnings were impacted by changes to our effective tax rate as well as from certain asset value adjustments. Also, a portion of our backlog that had been expected to be recognized in the third quarter was delayed by weather conditions.

The company made progress on a number of its key objectives including:

  Sequential quarterly backlog growth,
  The expansion of commitments to our Eagle Ford Shale program to over 3300 square miles, an increase of 50% since the end of the second quarter,
  The launch of a new 800 square mile multi-client survey in the Niobrara shale play,
  The launch of a new fully underwritten multi-client survey in the Gulf of Mexico, and
  As previously announced, the launch of our Brazilian operations.

Bid and program activity is increasing across all regions, particularly the Americas. Accordingly, the overall supply-demand balance and corresponding pricing environment continue to show improvement."

Third Quarter Results

The following table sets forth our consolidated revenues for the three months ending September 30, 2010 and for the corresponding period in 2009.

	Three Month Period Ended
		September 30,
	2010		2009
(Amounts in millions)	Amount	%	Amount	%
Seismic data services	$18.3	30%	$89.6	100%
Multi-client	42.2	70%	0.1	0%
Total	$60.5	100%	$89.7	100%

Revenues by Region	Three Month Period Ended
		September 30,
	2010		2009
	Amount	%	Amount	%
US	$43.5	72%	$70.5	79%
Latin America	12.5	21%	7.0	7%
Europe, Africa, Middle East (EAME)	4.5	7%	12.2	14%
Asia Pacific	0.0	0%	0.0	0%
Total	$60.5	100%	$89.7	100%

The revenue decrease in the third quarter of 2010 compared to the same quarter of 2009 was primarily the result of a large proprietary project performed in 2009 in the US. This was offset by an increase in our multi-client revenues during this same period.

The Company's proprietary seismic acquisition revenue totaled $18.3 million as compared to $89.6 million for the same period of 2009, a decrease of $71.3 million or 80%.  The decrease in U.S. seismic acquisition revenue of $69.1 million is primarily a result of a shift from proprietary to multi-client demand in the North American unconventional resource plays.

International proprietary seismic acquisition revenues for the same period in 2010 declined $2.2 million or 12% compared to the same period in 2009. The revenues from our Europe, Africa and Middle East operations decreased by $7.7 million, primarily due to crew reductions in 2010, while the revenues from our Latin American operations increased by $5.5 million or 79% compared to the same period in 2009.

Multi-client revenues increased to $42.2 million for the period ending September 30, 2010 from $0.1 million. The $42.2 million in multi-client revenues included $36.0 million of pre-commitment revenue, $0.9 million of late sale revenue and $5.3 million in a data swap transaction. The increase was mainly the result of additional projects in Eagle Ford, Haynesville, and Bakken shale plays.

Operating expenses decreased by $19.0 million to $54.0 million for the quarter ended September 30, 2010, a decrease of 26% compared to the same period in 2009. In the three months ended September 30, 2010, the Company capitalized multi-client investments for $62.5 million compared to $8.7 million in the same period in 2009.

Depreciation and amortization expense increased to $45.3 million as compared to $16.5 million for the same period in 2009, an increase in operating cost of $28.8 million. Included in depreciation and amortization expense for the three month period ending September 30, 2010 is amortization of multi-client library assets of $32.0 million as compared to $0.9 million for the same period of 2009. Included in multi-client amortization expense is $4.6 million in charges related to weather delays experienced by our crews in the Eagle Ford and Haynesville programs.

The following table summarizes data for our multi-client services:

	Nine Month Period Ended
	September 30,
(Amounts in millions)	2010	2009
Cash investment in multi-client library assets	$118.0	$18.5
Capitalized depreciation (1)	22.3	2.2
Non-cash data exchange	10.1	0.0

	At September 30,
	2010	2009
Total capitalized investment at cost (cumulative, at period end)	$225.5	$75.2
Less: Accumulated amortization of multi-client library assets	92.7	37.8
Multi-client net book value (at period end)	$132.8	$37.4

(1) Represents capitalized cost of the equipment, owned or leased, and utilized in connection with multi-client acquisition.

The total pre-commitments that had not been recognized as revenue as of September 30, 2010 were $157 million compared to $130 million at June 30, 2010 and $99 million at March 31, 2010.

Nine Months Ending September 30, 2010 Results

The following table sets forth our consolidated revenues for the nine months ended September 30, 2010 and for the corresponding period in 2009.

	Nine Month Period Ended
		September 30,
	2010		2009
(Amounts in millions)	Amount	%	Amount	%
Seismic data services	$79.4	49%	$204.9	96%
Multi-client	81.8	51%	9.3	4%
Total	$161.2	100%	$214.2	100%

Revenues by Region	Nine Month Period Ended
		September 30,
	2010		2009
	Amount	%	Amount	%
US	$89.3	56%	$119.5	56%
Latin America	39.3	24%	32.2	15%
Europe, Africa, Middle East (EAME)	7.8	5%	32.6	15%
Asia Pacific	24.8	15%	29.9	14%
Total	$161.2	100%	$214.2	100%

The revenue decrease of $53.0 million for the nine months ended September 30, 2010 compared to the same period of 2009 was primarily the result of program delays caused by adverse weather conditions, permit and access considerations, crew scheduling and program start-up cycles, and an overall slowdown in seismic demand.

The Company's proprietary seismic acquisition revenue totaled $79.4 million for the nine months ended September 30, 2010 as compared to $204.9 million for the same period of 2009, a decrease of $125.5 million or 61%.  The decrease in U.S. seismic acquisition revenue of $102.7 million is primarily a result of a shift from proprietary to multi-client demand in the North American unconventional resource plays.

International proprietary seismic acquisition revenues for the nine months ended September 30, 2010 declined $22.8 million, or 24%, compared to the same period in 2009. The revenues from our Europe, Africa and Middle East operations decreased by $24.8 million, primarily due to crew reductions in 2010, while the revenues from our Latin America and Asia Pacific operations increased by $7.1 million and decreased by $5.1 million, respectively.

Multi-client revenues increased to $81.8 million for the nine months ended September 30, 2010 from $9.3 million, an increase of $72.5 million.. The $81.8 million in multi-client revenues included $70.5 million of pre-commitment revenue, $5.7 million of late sale revenue and $5.6 million in data swap transactions. The increase was mainly the result of additional projects in Eagle Ford, Haynesville, and Bakken shale plays.

Operating expenses decreased from $180.1 million  to $152.1 million for the nine months ended September 30, 2010, a decrease of $28 million, or 16%, compared to the same period in 2009. In the nine months ended September 30, 2010, the Company capitalized multi-client investments of $139.1 million compared to $20.6 million in the same period in 2009.

Depreciation and amortization expense increased to $97.6 million as compared to $53.7 million for the same period in 2009, an increase in operating cost of $43.9 million. Included in depreciation and amortization expense for the nine month period ended September 30, 2010 is amortization of multi-client library assets of $55.0 million as compared to $7.7 million for the same period of 2009. In the nine months ended September 30, 2009, the Company capitalized $8.9 million of expenses associated with crew mobilization as compared to nine months ended September 30, 2010 where the company recognized expenses of $9.4 million, a swing of $18.3 million.

EBITDA Reconciliation

The Company defines EBITDA as Net Income before Interest, Taxes, Depreciation, and Amortization. The table below presents a reconciliation of EBITDA to Net Income:

	Three Month Period Ended			Nine Month Period Ended
	September 30,			September 30,
(Amounts in millions)	2010		2009	2010		2009
Net loss	($18.6)		$6.4	($37.9)		$1.7
Interest expense, net	5.6		3.7	21.6	(1)	12.6
Taxes	9.1		(0.6)	(4.7)		(3.1)
Depreciation and amortization	47.7	(2)	16.5	99.9	(2)	53.7
EBITDA	$43.8		$26.0	$78.9		$64.9

(1) Includes $6.0 million loss on extinguishment of debt
(2) Includes $2.4 million and $2.3 million loss on sale of assets in the three month and nine month periods ended September 30, 2010, respectively

Non-GAAP Financial Measure

This press release contains information about the Company's EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company believes EBITDA is useful to an investor in evaluating our operating performance because this measure is widely used by investors in the energy industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon, among other factors, accounting methods, book value of assets, capital structure and the method by which assets were acquired. The company further believes EBITDA helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from the company's operating structure. EBITDA is also used as a supplemental financial measure by the Company's management in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

  EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or capital commitments;
  EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, our debt;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Share Count Reconciliation

		Shares used in EPS calculation
		Three Month Period Ended		Nine Month Period Ended
		September 30, 2010		September 30, 2010
	Total outstanding	No. of Shares	Variance	No. of Shares	Variance
Preferred shares converted to common at IPO	20,617,751	20,617,751	--	12,234,709	(8,383,042) (1)

Common shares converted to common at IPO	8,180,121	8,180,121	--	8,180,121	--

New common shares issued during 2010, net	7,189,141	7,110,608	(78,533)	4,237,604	(2,951,537)

Shares at September 30, 2010	35,987,013	35,908,480	(78,533)	24,652,434	(11,334,579)

(1) - reduction of shares used in EPS calculations due to weighted average calculation of number of days outstanding from April 22, 2010

Conference Call and Webcast Information

Global Geophysical has scheduled a conference call for Tuesday, October 26, 2010, at 10:00 a.m. Eastern Time.   Investors and analysts are invited to participate in the call by phone or via the internet webcast at: http://ir.globalgeophysical.com/

Conference Call Information:

Title: Global Geophysical Services Q3 Earnings

Domestic Participants: Toll free 1 (877) 312-5527

International Participants: Toll +1 (253) 237-1145

About Global Geophysical Services, Inc.

Global Geophysical Services (NYSE:GGS), headquartered in Houston, TX, provides an integrated suite of seismic data solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade™ seismic data acquisition, microseismic monitoring, seismic data processing and interpretation services, and Multi Client data products. Global Geophysical Services combines experience, innovation, operational safety and environmental responsibility with leading edge technology to facilitate the success of its clients by providing them the tools to Gain InSight. To learn more about Global Geophysical Services, visit www.GlobalGeophysical.com.

The Global Geophysical Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7300

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Global Geophysical expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include but are not limited to statements about business outlook for the year, backlog and bid activity, business strategy, and related financial performance and statements with respect to future events. Such forward-looking statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other information currently available to management and believed to be appropriate.

Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, delays, reductions or cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairments, the availability of capital resources, and operational disruptions. A discussion of these factors, including risks and uncertainties, is set forth under "Risk Factors" in our Registration Statement on Form S-1/A filed with the Securities and Exchange Commission. These forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategies and liquidity. Although the Company believes that the expectations reflected in such statements are reasonable, the Company can give no assurance that such expectations will be correct. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. We assume no obligation to update any such forward-looking statements.

Backlog estimates are based on a number of assumptions and estimates including assumptions related to foreign exchange rates, proportionate performance of contracts and our valuation of assets, such as seismic data, to be received by us as payment under certain agreements. The realization of our backlog estimates are further affected by our performance under term rate contracts, as the early or late completion of a project under term rate contracts will generally result in decreased or increased, as the case may be, revenues derived from these projects. Contracts for services are occasionally modified by mutual consent and may be cancelable by the client under certain circumstances. Consequently, backlog as of any particular date may not be indicative of actual operating results for any future period. More information can be found set forth under "Risk Factors" in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Period Ended		Nine Month Period Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

REVENUES	$ 60,469,517	$ 89,709,234	$ 161,240,902	$ 214,237,104

OPERATING EXPENSES	54,040,413	72,965,982	152,117,059	180,080,451

GROSS PROFIT	6,429,104	16,743,252	9,123,843	34,156,653

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	10,183,285	7,117,600	30,210,560	23,963,690

INCOME (LOSS) FROM OPERATIONS	(3,754,181)	9,625,652	(21,086,717)	10,192,963

OTHER INCOME (EXPENSE)
Interest expense, net	(5,626,367)	(3,644,998)	(15,635,670)	(12,580,847)
Unrealized gain on derivative instruments	--	72,075	331,163	522,496
Foreign exchange gain (loss)	(44,028)	(281,680)	(210,279)	460,050
Loss on extinguishment of debt	--	--	(6,035,841)	--
Other expense	(100,229)	(10,600)	(24,583)	(22,299)
TOTAL OTHER EXPENSE	(5,770,624)	(3,865,203)	(21,575,210)	(11,620,600)

INCOME (LOSS) BEFORE INCOME TAXES	(9,524,805)	5,760,449	(42,661,927)	(1,427,637)

INCOME TAX EXPENSE (BENEFIT)	9,120,597	(607,125)	(4,714,609)	(3,078,705)

NET INCOME (LOSS)	$ (18,645,402)	$ 6,367,574	$ (37,947,318)	$ 1,651,068

INCOME (LOSS) PER COMMON SHARE
Basic and diluted	$ (.52)	$ .78	$ (1.54)	$ .20

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	35,908,480	8,204,124	24,652,434	8,213,728

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 63,206,756	$ 17,026,865
Restricted cash investments	6,546,590	5,346,066
Accounts receivable,	49,795,640	73,568,184
net of allowances for doubtful accounts of $4,713,100 at
September 30, 2010 and $1,697,830 at December 31, 2009
Income and other taxes receivable	10,010,841	10,159,498
Prepaid expenses and other current assets	3,109,990	10,626,831
TOTAL CURRENT ASSETS	132,669,817	116,727,444

MULTI-CLIENT LIBRARY, net	132,828,047	37,395,521

PROPERTY AND EQUIPMENT, net	111,497,295	140,217,953

GOODWILL AND OTHER INTANGIBLES, net	15,560,554	15,974,103

OTHER	11,883,384	6,304,570

TOTAL ASSETS	$ 404,439,097	$ 316,619,591

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONTINUED)

	September 30,	December 31,
	2010	2009
	(unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 56,533,159	$ 34,272,606
Current portion of long-term debt	--	1,983,282
Current portion of capital lease obligations	--	1,767,353
Income and other taxes payable	2,453,613	875,255
Deferred revenue	48,412,716	43,545,291
Liability on derivative instruments	--	331,163
TOTAL CURRENT LIABILITIES	107,399,488	82,774,950

DEFERRED INCOME TAXES	--	3,826,131

LONG-TERM DEBT, net of current portion and unamortized discount	194,264,873	165,794,658

CAPITAL LEASE OBLIGATIONS, net of current portion	--	295,665

TOTAL LIABILITIES	301,664,361	252,691,404

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, $.01 par value, authorized 100,000,000 and 0 shares,
45,393,401 and 0 issued and 35,987,013 and 0 outstanding
at September 30, 2010 and December 31, 2009, respectively	453,934	--
Series A Convertible Preferred Stock, $.01 par value,
authorized 0 and 50,000,000 shares, 0 and 28,358,394 issued and
0 and 20,617,751 outstanding at September 30, 2010
and December 31, 2009, respectively,	--	283,584
Class A Common stock, $.01 par value, authorized 0 and 30,000,000 shares, 0 and 4,000,000 issued and 0 and 3,709,100 outstanding
at September 30, 2010 and December 31, 2009	--	40,000
Class B Common stock, $.01 par value, authorized 0 and 120,000,000 shares, 0 and 5,736,107 issued and 0 and 4,471,021 outstanding
at September 30, 2010 and December 31, 2009, respectively	--	57,361
Additional paid-in capital	238,333,155	160,362,017
Accumulated deficit	(40,377,180)	(2,429,862)
	198,409,909	158,313,100
Less: treasury stock, at cost, 9,406,388 and 9,296,629 shares
at September 30, 2010 and December 31, 2009, respectively	95,635,173	94,384,913
TOTAL STOCKHOLDERS' EQUITY	102,774,736	63,928,187

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 404,439,097	$ 316,619,591

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Month Period Ended
	September 30,
	2010	2009
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$ (37,947,318)	$ 1,651,068
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	97,612,551	53,694,505
Capitalized depreciation for multi-client library	(22,316,593)	(2,165,074)
Amortization of debt issuance costs	735,610	679,567
Loss on extinguishment of debt	6,035,841	--
Stock-based compensation	2,259,625	1,104,211
Non-cash charitable contribution	51,595	--
Non-cash revenue from data exchange	(5,650,101)	--
Deferred tax benefit	(3,826,131)	(96,060)
Unrealized gain on derivative instrument	(331,163)	(522,496)
Loss on disposal of property and equipment	2,337,778	--
Effects of changes in operating assets and liabilities:
Accounts receivable	23,772,544	10,897,058
Prepaid expenses and other current assets	9,066,841	(9,504,245)
Non-current deferred tax asset	(3,278,000)	--
Other assets	759,228	(886,308)
Accounts payable and accrued expenses	11,058,494	3,656,182
Deferred revenue	438,825	2,204,932
Income and other taxes receivable	148,657	(9,790,212)
Income and other taxes payable	1,578,358	(6,146,054)
NET CASH PROVIDED BY OPERATING ACTIVITIES	82,506,641	44,777,074

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(8,632,772)	(14,822,982)
Investment in multi-client library	(117,993,803)	(18,484,639)
Change in restricted cash investments	(1,200,524)	2,142,272
Proceeds from the sale of property and equipment	173,369	--
NET CASH USED IN INVESTING ACTIVITIES	(127,653,730)	(31,165,349)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of discount	194,018,000	7,455,926
Principal payments on long-term debt	(169,890,253)	(10,298,434)
Net payments on revolving credit facility	--	(25,832,055)
Debt issuance costs	(5,922,307)	--
Principal payments on capital lease obligations	(2,063,018)	(4,171,472)
Purchase of treasury stock	(1,250,260)	(1,250,017)
Issuances of stock, net	76,434,818	--
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	91,326,980	(34,096,052)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	46,179,891	(20,484,327)

CASH AND CASH EQUIVALENTS, beginning of period	17,026,865	30,444,316

CASH AND CASH EQUIVALENTS, end of period	$ 63,206,756	$ 9,959,989
CONTACT:  Global Geophysical Services, Inc.
          Mathew Verghese, Chief Financial Officer
          713-808-1750
          Fax: (713) 972-1008
          ir@globalgeophysical.com
          www.globalgeophysical.com